Exhibit 23.3

CONSENT OF INDEPENDENT RESERVE ENGINEERS

As independent oil and gas consultants, Ryder Scott Company, L.P. hereby consents to the incorporation by reference in the Registration Statement on Form S-8 of TETRA Technologies, Inc., to be filed with the Securities and Exchange Commission on or about July 6, 2005, including information from our reserves report dated January 26, 2005 entitled "Maritech Resources, Incorporated – Estimated Future Reserves and Income Attributable to Certain Leasehold and Royalty Interests – SEC Parameters – as of December 31, 2004." Maritech Resources, Inc. is a wholly owned subsidiary of TETRA Technologies, Inc.

/s/Ryder Scott Company, L.P.

Houston, Texas

July 6, 2005